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                                   EXHIBIT 11

                       ARBOR DRUGS, INC. AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE

                                                         Three Months Ended                     Six Months Ended
(In Thousands)                                                January 31,                           January 31,
                                                         -----------------------               ----------------------

                                                         1995            1994                 1995           1994
                                                         ----            ----                 ----           ----
A.  Net Income  (a)                                   $  7,488        $ 6,474              $ 12,197      $  10,479
                                                      ========        ========             ========      =========
Weighted average number of
common shares outstanding  (a)                          16,408         16,255                16,376         16,250

Effect of the issuance of
stock options and assumed
exercise of stock options
at prices which are lower
than the average market
price of the common shares
during the period, using the
treasury stock method                                      178            167                   170            144
                                                      --------        --------             --------      ---------

B. Average number of common
   shares and common
   equivalent shares for
   primary earnings per share                           16,586         16,422                16,546         16,394
                                                      ========        ========             ========      =========

Weighted average number of common
shares outstanding  (a)                                 16,408         16,255                16,376         16,250

Effect of the issuance of stock
options and assumed exercise of
options at prices which are lower
than the market price of common
stock at end of the period when
such price is higher than average
market                                                     255            169                   255            172
                                                      --------        --------             --------      ---------

C.  Common shares, assuming full
    dilution                                            16,663         16,424                16,631         16,422
                                                      ========        ========             ========      =========

Primary earnings
per share A  (b)                                      $    .45       $    .39              $   0.74       $    .64
          -                                           ========        =======              ========        ========
          B
Fully diluted earnings
per share  A  (b)                                     $    .45       $    .39              $   0.73       $    .64
           -                                          =========       =========            ========       =========
           C



(a) These amounts agree with the related amounts in the Condensed Consolidated Statements of Income.

(b) The actual difference between reported earnings per share and both primary earnings per share and fully diluted earnings, per share is less than $.01, but due to rounding, is shown as presented.





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